Exhibit 5.3

CONSENT OF DR. W. MERCER

In connection with (1) the annual information form of the Corporation, as amended on December 3, 2010, (the “AIF”) which includes reference to the undersigned in connection with information relating to the Thor Lake property and the East Kemptville project, (2) the management discussion and analysis of financial statements for the period ended August 31, 2010(the “Annual MD&A”) which includes reference to the undersigned in connection with the mineral resource estimates at the Thor Lake property, (3) the management discussion and analysis of financial statements for the period ended February 28, 2011 (the “MD&A”) which includes reference to the undersigned in connection with the mineral resource estimates at the Thor Lake property, (4) the press release dated January 27, 2010 which includes reference to the undersigned in connection with the mineral resource estimates at the Thor Lake property and (5) the “Technical Report on the Nechalacho Deposit, Thor Lake Project, Northwest Territories, Canada”, dated March 13, 2011 (the “Thor Lake Report”), the undersigned hereby consents to reference to the undersigned’s name and information derived from the Thor Lake property, the East Kemptville project, the AIF, the Annual MD&A, the MD&A and the Thor Lake Report included or incorporated by reference in the Registration Statement on Form F-10 being filed by Avalon Rare Metals Inc. with the United States Securities and Exchange Commission.

/s/ Dr. William Mercer
Name:	Dr. William Mercer, P. Geo.
Title:	Vice President, Exploration, Avalon Rare Metals Inc.

Date: April 21, 2011